Exhibit 23
Consent of Independent Registered Public Accounting Firm
The Allied Defense Group, Inc.
Vienna, Virginia
We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our reports dated March 22, 2007, relating to the consolidated financial statements, financial statement schedules and the effectiveness of internal control over financial reporting of The Allied Defense Group, Inc. and subsidiaries (the Company) as of and for the years ended December 31, 2006 and 2005, which are incorporated by reference in that Prospectus. Our report relating to the consolidated financial statements and financial statement schedules contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. Also, our report on the effectiveness of internal control over financial reporting expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting as of December 31, 2006.
We also consent to the reference to us under the caption “Experts” in the Prospectus.
BDO Seidman, LLP
Bethesda, Maryland
November 29, 2007